As filed with the Securities and Exchange Commission on June 20 , 2019

Registration No. 333-226192

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM F-1

ON

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NAKED BRAND GROUP LIMITED

(Exact Name of Each Registrant as Specified in its Charter)

Australia	2320	N/A
(State or other jurisdiction of Incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

c/o Bendon Limited

Building 7B, Huntley Street

Alexandria

NSW 2015, Australia

+61 2 9384 2400

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Justin Davis-Rice, Executive Chairman

c/o Bendon Limited

Building 7B, Huntley Street

Alexandria

NSW 2015, Australia

+61 2 9384 2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800	Matthew Nelson, Esq. HWL Ebsworth Lawyers Level 14, Australia Square 264-278 George Street Sydney, Australia Telephone: +61 2 9334 8555

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company [X]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On July 16, 2018, Naked Brand Group Limited (the “Company”) filed a registration statement on Form F-1 (File No. 333-226192) (the “registration statement”) with the Securities and Exchange Commission (the “SEC”), which was declared effective on August 15, 2018. The Company filed a post-effective amendment no. 1 and a post-effective amendment No. 2 to the registration statement on February 22, 2019 and March 15, 2019, respectively, which was declared effective on March 19, 2019. This Post-Effective Amendment No. 3 to Form F-1 on Form F-3 is being filed to (i) convert the registration statement on Form F-1 to a registration statement on Form F-3 and (ii) update certain other information in the prospectus relating to the offering and sale of the shares that were registered for resale on the Form F-1.

No additional securities are being registered under this Post-Effective Amendment No. 3. All applicable registration fees were paid at the time of the initial filing of the registration statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 20, 2019

NAKED BRAND GROUP LIMITED

10,864,600 Ordinary Shares

This prospectus relates to the resale by the Selling Shareholders (as defined below in the section titled “Selling Shareholders”) of up to 9,570,708 ordinary shares, no par value, of Naked Brand Group Limited (“Ordinary Shares”) and the resale by three of the Selling Shareholders of up to 1,293,892 Ordinary Shares issuable upon exercise of outstanding warrants.

The securities offered for resale hereby were issued in connection with one or more private placements and placements that occurred outside the United States. We will not receive any proceeds from the sale of the securities by the Selling Shareholders under this prospectus. However, we could receive up to US$4,852,095 in gross proceeds if all of the warrants held by three of the Selling Shareholders are exercised for cash. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes.

Information regarding the Selling Shareholders, the number of Ordinary Shares that may be sold by them, and the times and manner in which they may offer and sell the Ordinary Shares under this prospectus is provided under the sections titled “Selling Shareholders” and “Plan of Distribution,” respectively. We have not been informed by any of the Selling Shareholders that they intend to sell their securities covered by this prospectus and do not know when or in what amount the Selling Shareholders may offer the securities for sale. The Selling Shareholders may sell any, all, or none of the securities offered by this prospectus.

The Selling Shareholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify certain of the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

Our Ordinary Shares trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NAKD”. The last sale price of our Ordinary Shares on June 18 , 2019 was US$ 0.27 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated ___________, 2019

You should rely only on the information contained in this prospectus and the documents we incorporate by reference in this prospectus. We have not authorized anyone to provide you with different information. We do not take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the securities in any jurisdiction where the offer or sale thereof is not permitted. The information contained in this prospectus and incorporated by reference in this prospectus is accurate only as of the respective date of such information, regardless of the time of delivery of this prospectus or of any sale or offer to sell hereunder.

To the extent this prospectus contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the Registration Statement of which this prospectus is a part, and you may obtain copies of such documents as described below in the section titled “Where You Can Find Additional Information.”

Unless otherwise stated in this prospectus, “we,” “us,” “our,” or “our company,” refers to Naked Brand Group Limited, our subsidiaries, and our predecessor operations.

Unless otherwise stated in this prospectus, references to dollar amounts mean United States Dollars.

This prospectus contains references to a number of trademarks which are registered or for which we have pending applications or common law rights. Our major trademarks include, among others, the “Naked” trademark, the Heidi Klum trademarks, the Frederick’s of Hollywood trademarks and other related trademarks. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus and the documents we incorporate by reference are listed without the ®, (sm) and (tm) symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

i

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and in the documents incorporated in this prospectus by reference, and is qualified in its entirety by the more detailed information herein and therein. This summary may not contain all of the information that is important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus, including the information in “Risk Factors” and our financial statements and the related notes thereto, before making an investment decision.

Overview

We operate in the highly competitive specialty retail business. We are a designer, distributor, wholesaler, and retailer of women’s and men’s intimate apparel, as well as women’s swimwear. Our merchandise is sold through company-owned retail stores in Australia and New Zealand; through online channels; and through wholesale partners in Australia, New Zealand, the United States and Europe.

We have seven reportable segments:

●	Australia Retail: This segment covers retail and outlet stores located in Australia.

●	New Zealand Retail: This segment covers retail and outlet stores located in New Zealand.

●	Australia Wholesale: This segment covers the wholesale of intimates apparel to customers based in Australia.

●	New Zealand Wholesale: This segment covers the wholesale of intimates apparel to customers based in New Zealand.

●	U.S. Wholesale: This segment covers the wholesale of intimates apparel to customers based in the United States.

●	Europe Wholesale: This segment covers the wholesale of intimates apparel to customers based in Europe.

●	E-commerce: This segment covers the Company’s online retail activities.

In addition, we continually explore new ways to expand its business, including through the use of new technologies, such as blockchain technology. We are presently evaluating how these new technologies may be leveraged in the retail fashion industry. For instance, blockchain technology might be used in the future to create highly efficient end-to-end operations from suppliers to consumers and also to provide low cost trade finance for market participants through blockchain trading platforms. However, we have not yet established the feasibility of, or taken any steps to progress the use of, blockchain technology in our business.

Our Brands

Heidi Klum

Heidi Klum is the face and Creative Director of our flagship brands, Heidi Klum Intimates, Heidi Klum Swim, Heidi Klum Man, and Heidi Klum Intimates Solutions. Our flagship brand, Heidi Klum Intimates collection exudes femininity, elegance and sophistication, each piece designed with the modern woman in mind. We sell our Heidi Klum products at 63 Bendon stores in Australia, New Zealand and Ireland and online at www.bendonlingerie.com and www.heidiklumintimates.com. Additionally, Heidi Klum products are sold in approximately 5,000 wholesale doors in 43 countries across regions in Australia, New Zealand, United States, Europe and United Kingdom under wholesale arrangements.

1

Frederick’s of Hollywood

Since 1946, Frederick’s of Hollywood has set the standard for innovative apparel, introducing the push-up bra, the padded bra, and black lingerie to the United States market. The brand’s rich history has led it to become one of the most recognized in the world. Through our wholly-owned subsidiary FOH Online Corp. (“FOH”), we are the exclusive licensee of the Frederick’s of Hollywood global online license, under which we sell Frederick’s of Hollywood intimates products, sleepwear and loungewear products, swimwear and swimwear accessories products, and costume products. We sell our Frederick’s of Hollywood products online at www.bendonlingerie.com and www.fredericks.com.

Naked

Naked is an apparel and lifestyle brand company that is currently focused on innerwear products for women and men. Under its flagship brand name and registered trademark “Naked®”, Naked designs, manufactures and sells men’s and women’s underwear, intimate apparel, loungewear and sleepwear through retail partners and direct to consumer through its online retail store www.wearnaked.com. Naked has a growing retail footprint for its innerwear products in premium department and specialty stores and internet retailers in North America, including accounts such as Nordstrom, Dillard’s, Bloomingdale’s, Amazon.com and others.

Other Brands

Our other brands are Bendon, Bendon Man, Davenport, Fayreform, Hickory, Lovable and Pleasure State. We sell our products at 63 Bendon stores in Australia and New Zealand and online at www.bendonlingerie.com. Additionally, our products are sold in approximately 3,293 wholesale stores in 43 countries across regions in Australia, New Zealand, United States, Europe and United Kingdom under wholesale arrangements.

Until June 30, 2018, we sold Stella McCartney Lingerie and Stella McCartney Swimwear products at Bendon stores in Australia and New Zealand and online at www.bendonlingerie.com. Additionally, Stella McCartney products were sold in wholesale doors in numerous countries across regions in Australia, New Zealand, United States, Europe and United Kingdom under wholesale arrangements.

Our Strengths

We believe the following competitive strengths contribute to our leading market position and differentiate us from our competition:

Distinct, Well-Recognized Brands

Our iconic brands, including Heidi Klum Intimates and Swimwear and Frederick’s of Hollywood Intimates and Swimwear, have come to represent a unique lifestyle across its targeted customers. Our brands allow us to target markets across the economic spectrum, across demographics and across the world. We believe our flagship brands and prominent, highly-recognized creative directors provide us with a competitive advantage.

In-Store Experience and Store Operations

We view our customers’ in-store experience as an important vehicle for communicating the image of each brand. We utilize visual presentation of merchandise, in-store marketing and our sales associates to reinforce the image represented by the brands. Our in-store marketing is designed to convey the principal elements and personality of each brand. The store design, furniture, fixtures and music are all carefully planned and coordinated to create a unique shopping experience. Every brand displays merchandise uniformly to ensure a consistent store experience, regardless of location. Store managers receive detailed plans designating fixture and merchandise placement to ensure coordinated execution of the company-wide merchandising strategy. Our sales associates and managers are a central element in creating the atmosphere of the stores by providing a high level of customer service.

2

Product Development, Sourcing and Logistics

We believe a large part of our success comes from frequent and innovative product launches, as well as launches of new collections from our existing brands. Our merchant, design and sourcing teams have a long history of bringing innovative products to our customers. Our key vendor partners are industry leaders in both innovation and social responsibility. We work closely together to form a world class supply chain that is dynamic and efficient.

Highly Experienced Leadership Team

Our management team is led by Justin Davis-Rice, Executive Chairman, who joined Bendon in 2011 and is responsible for leading our revenue growth. Prior to joining Bendon, Mr. Davis-Rice co-founded Pleasure State. Anna Johnson, Chief Executive Officer, brings to us a track record of over 25 years’ experience driving growth across a number of industries, including consumer electronics, outdoor adventure and intimate apparel. The rest of our senior management team has a wealth of retail and business experience at Gazal, Specialty Fashion Group, and Pleasure State. We have developed a strong and collaborative culture aligned around our goals to create the most sensual, functional and comfortable lingerie and underwear for women and men all over the world.

Growth Strategy

Our growth strategy involves seeking to take advantage of the following opportunities across brands and channels:

Channel

●	Opportunity for an additional 50+ retail stores across Australia and New Zealand

●	Additional 25 Bendon outlet stores across Australia and New Zealand in the next 5 years

●	Leveraging e-commerce to attract and educate new and existing customers

●	Targeting e-commerce sales penetration of 40% over the medium term

●	Improving productivity in existing wholesale accounts by gaining additional floor space

●	Selectively adding new wholesale doors, with a focus on US markets

●	Enhancing margins by increasing the proportion of the business derived from direct-to-consumer channels

Brands

●	Expanding the brand and product offering via organic innovation and new license partnerships

●	Expanding brand reach by leveraging our brand portfolio to extend globally, particularly in the US and EU

●	Continuing to build our license portfolio and add new licenses in existing and tangential categories

Recent Developments

On February 14, 2019, Carole Hochman resigned from the board of directors and as our Executive Chairman, and from all other positions she held with our subsidiaries. Ms. Hochman’s resignation was for personal reasons, and was not due to any disagreement with us or our management on any matter relating to our operations, policies or practices (financial or otherwise).

In March 2019, we issued 1,400,000 Consultant Shares and 1,400,000 Consultant Warrants to a service provider in exchange for services (the “March Consultant Issuance”). The Consultant Warrants have an exercise price of US$0.50 and expire two years from the date of issuance. The exercise price and the number of shares covered by the Consultant Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole.

3

On March 27, 2019, we closed on the following share issuances (the “March Financing Issuances”).

(1)	NZ$6.60 million/US$4.50 million related to the issue of 11,248,415 Vendor Shares to trade creditors in satisfaction of trade payables due to them, at an effective per share price of US$0.40.

(2)	NZ$1.25 million/US$0.85 million related to the issue of 2,119,178 Ordinary Shares to the holder of one of our outstanding promissory notes in the amount of US$847,671, at an effective per share price of US$0.40 per share.

(3)	NZ$1.69 million/US$1.15 million related to the issue of 4,510,588 Ordinary Shares to investors in a private placement at a share price of US$0.255. The investors also received warrants (the “Other March Warrants”) to purchase 100% of the number of Ordinary Shares for which they had subscribed. The Other March Warrants have an exercise price of US$0.306 and expire two years from the date of issuance. The exercise price and the number of shares covered by the Other March Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole.

(4)	NZ$4.05 million/US$2.75 million relating to the issue of 10,784,313 March Placement Shares to certain accredited investors at an agreed per share price of US$0.255, except that, to the extent an investor would beneficially own more than 9.9% of our outstanding Ordinary Shares after the closing, we agreed to issue the investors a March Pre-Funded Warrant in lieu of such shares. Each investor also received a March Investment Warrants to purchase 100% of the number of Ordinary Shares for which it had agreed to subscribe. As a result, we issued 3,914,846 March Placement Shares, March Pre-Funded Warrants to purchase 6,869,467 Ordinary Shares and March Investment Warrants to purchase 10,784,313 Ordinary Shares to the investors at the closing. The March Investment Warrants have an exercise price of US$0.306 per share and expire five years from the date of issuance. The March Pre-Funded Warrants have an exercise price of US$0.01 per share and expire five years from the date of issuance. The exercise price and number of shares covered by the March Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole, as well as for subsequent equity issuances occurring prior to July 16, 2019, subject to certain exceptions. If the exercise price of the March Warrants is higher than the last closing bid price of the Ordinary Shares, at any time starting on June 16, 2019, the March Warrants may be exercised on a cashless basis for a number of shares equal to the Black-Scholes value of the portion of the warrant being exercised (as calculated in accordance with the March Warrants), divided by the closing bid price as of two business days prior to the exercise date (but not less than US$0.10). The March Warrants may not be exercised to the extent the holder and its affiliates would beneficially own more than 9.9% of our outstanding Ordinary Shares after such exercise.

On April 2, 2019, the board of directors appointed Anna Johnson as our Chief Executive Officer. Previously Ms Johnson was Chief Executive Officer of Bendon Limited, the main operating entity within the Company. In connection with Ms. Johnson’s appointment, Justin Davis-Rice was appointed as Executive Chairman and resigned as our Chief Executive Officer.

Effective on May 13, 2019, we completed a private placement of a Secured Convertible Promissory Note (the “Note”) to St. George Investments LLC (the “Noteholder”) for a purchase price of US$3,000,000, pursuant to a Securities Purchase Agreement (the “NSPA”) of even date (the “May Note Issuance”). Pursuant to the NSPA, the Note was sold with an original issue discount of the US$300,000 and we paid US$20,000 of the Noteholder’s expenses, which amount was added to the principal balance of the Note. Accordingly, the Note had an initial principal balance of US$3,320,000. The NSPA includes certain customary representations and warranties and covenants. In addition, we agreed that, so long as the Note is outstanding, we will not issue any debt instrument or incur any debt, subject to certain exceptions, including an exception for any debt incurred from a bank. The Note accrues interest at a rate of 10% per annum, compounded daily, and matures on November 13, 2020. We have the right to prepay the Note, subject to a 15% premium. The Note is secured by a second priority security interest in all our assets and is subordinated to the Company’s existing senior secured credit facility with the Bank of New Zealand (the “Bank” or “BNZ”). The Noteholder has the right to convert the Note into Naked Ordinary Shares at a conversion price of US$0.90 per share, subject to adjustment for subdivisions or combinations of the Ordinary Shares. The Noteholder also has the right, beginning on December 13, 2019, to cause us to redeem any portion of the Note, up to a maximum of US$400,000 per month.

4

On May 14, 2019, we closed on NZ$2.17 million/US$1.5million share issuance of 6,000,000 Naked Ordinary Shares to an investor in a private placement at a share price of US$0.25 (the “May Share Issuance”). The investor also received warrants to purchase 1,000,000 Naked Ordinary Shares. The warrants have an exercise price of US$0.25, subject to adjustment, and expire two years from the date of issuance.

On May 16, 2019, we issued 653,595 Ordinary Shares in exchange for the cancellation of US$200,000 in debt held by a shareholder, or an effective purchase price of US$0.306 per share (the “May Debt Exchange”).

On June 11, 2019, we announced that we had appointed David Anderson to become our new Chief Financial Officer. Previously, Mr. Anderson served as Head of Finance for Goodman Fielder, one of the largest consumer goods companies in New Zealand, where he oversaw all financial aspects of the business and led numerous acquisitions. Mr. Anderson will succeed Howard Herman, our current Chief Financial Officer, after the filing with the SEC of certain amendments to our existing registration statements, but no later than June 20, 2019. In connection with the appointment of Mr. Anderson, Mr. Herman is resigning from all positions held by him with our company.

Our senior secured credit facility with the Bank matures on August 31, 2019 and discussions are continuing to extend the facility beyond that point. As at October 31, 2018, there was a breach in minimum gross EBITDA ratio. As at January 31, 2019, there was a breach of the minimum Gross EBITDA ratio and a breach of the inventory and receivables ratio. The Bank has advised that they are currently taking these breaches under review.

Corporate Information

Our principal and registered office is located at Building 7B, Huntley Street, Alexandria, NSW 2015, Australia, and our telephone number is +61 2 9384 2400. Our agent for service of process in the United States is Graubard Miller, our U.S. counsel, located at The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Our corporate website is located at www.nakedbrands.com. The information on our website shall not be deemed part of this registration statement.

Emerging Growth Company

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, we are eligible, and have elected, to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation (to the extent applicable to a foreign private issuer).

We could remain an emerging growth company until the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering. However, if our annual gross revenue is US$1.07 billion or more, or our non-convertible debt issued within a three year period exceeds US$1 billion, or the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the last day of that fiscal year.

Foreign Private Issuer

We are a “foreign private issuer” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a foreign private issuer under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with Securities and Exchange Commission (the “SEC”) as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act, and we are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors, and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Ordinary Shares.

5

The Nasdaq Listing Rules allow foreign private issuers, such as us, to follow home country corporate governance practices (in our case Australian) in lieu of the otherwise applicable Nasdaq corporate governance requirements. In accordance with this exception, we follow Australian corporate governance practices in lieu of certain of the Nasdaq corporate governance standards, as more fully described in our Annual Report on Form 20-F for the fiscal year ended January 31, 2019, which is incorporated herein by reference. See “Where You Can Find Additional Information” on page 19.

Risks Affecting Our Company

In evaluating an investment in our securities, you should carefully read this prospectus and especially consider the factors incorporated by reference in the section titled “Risk Factors” commencing on page 8.

Background of the Offering

On June 19, 2018, we consummated the transactions contemplated by that certain Agreement and Plan of Reorganization, dated as of May 25, 2017 and amended on July 26, 2017, February 21, 2018, March 19, 2018 and April 23, 2018 (the “Merger Agreement”), by and among our company, Naked, Bendon, Naked Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of ours (“Merger Sub”), and Bendon Investments Ltd., a New Zealand company that at the time was the owner of a majority of the outstanding shares of Bendon (the “Principal Shareholder”). Pursuant to the Merger Agreement, (i) we undertook a reorganization (the “Reorganization”) pursuant to which all of the shareholders of Bendon exchanged all of the outstanding ordinary shares of Bendon for our Ordinary Shares, and (ii) immediately thereafter, the parties effectuated a merger of Merger Sub and Naked, with Naked surviving as a wholly owned subsidiary of ours and the Naked stockholders receiving our Ordinary Shares in exchange for all of the outstanding shares of common stock of Naked (the “Merger” and together with the Reorganization, the “Transactions”).

Pursuant to our financing plan prior to the consummation of the Transactions, we entered into securities purchase agreements with certain investors for the purchase and sale of Ordinary Shares and warrants to purchase additional ordinary shares in a private placement (the “PIPE Transaction”). The warrants entitle the holders to purchase Ordinary Shares at a weighted average exercise price of US $5.62 per share. The warrants are exercisable at any time for periods of between one and five years. The number of Ordinary Shares issuable on exercise of the outstanding warrants and exercise price of such warrants may be adjusted in certain circumstances including in the event of a share split, bonus issue, recapitalization, reorganization, merger, or consolidation. Additionally, if the resale of the Ordinary Shares issuable upon exercise of the warrants is not covered by an effective registration statement or an exemption from registration at any time after December 19, 2018, the holder of such warrants shall be afforded cashless exercise rights. With respect to warrants to purchase an aggregate of 800,000 Ordinary Shares, if certain trading and market price conditions are met, then we may call for cancellation of all or any portion of such warrants for which a notice of exercise has not yet been delivered to us, for consideration equal to US $0.01 per warrant.

We agreed to register for resale 1,600,000 of the Ordinary Shares sold in the PIPE Transaction, as well as 800,000 of the Ordinary Shares underlying the warrants sold in the PIPE Transaction. We are also registering for resale certain additional shares issued in the PIPE Transaction and underlying warrants issued in the PIPE Transaction, as well as other additional shares held by our shareholders from prior to the PIPE Transaction. As a result, after accounting for shares known by us to already have been sold by the Selling Shareholders, an aggregate of 9,570,708 Ordinary Shares and an aggregate of an additional 1,293,892 Ordinary Shares issuable upon exercise of outstanding warrants are being offered pursuant to this prospectus.

6

THE OFFERING

Ordinary Shares being offered by certain existing shareholders	9,570,708 shares

Ordinary Shares underlying the October Warrants, March Warrants and Consultant Warrants	1,293,892 shares

Securities Outstanding	59,487,636 Ordinary Shares as of June 18 , 2019, which does not include an aggregate of (i) 31,286,368 Ordinary Shares underlying outstanding warrants that have not been exercised as of such date and (ii) 2,968,433 Ordinary Shares underlying outstanding convertible promissory notes that have not been converted as of such date (assuming all outstanding principal and interest thereon through such date is converted at the initial conversion price of $0.90 per share, without regard to any limitations on such conversion) .

Listing of Securities and trading symbols	Our Ordinary Shares trade on the Nasdaq Capital Market under the symbol “NAKD”. There is no public market for our warrants.

Plan of distribution	The Ordinary Shares (and the Ordinary Shares issuable upon exercise of the warrants) covered by this prospectus may be sold by the Selling Shareholders in the manner described under the section entitled “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the securities by the Selling Shareholders under this prospectus. However, we could receive up to US$4,852,095 in gross proceeds if all of the warrants held by three of the Selling Shareholders are exercised for cash. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes. See the section titled “Use of Proceeds” for further information on our use of proceeds from this offering.

Risk factors	See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

7

RISK FACTORS

An investment in our securities involves a high degree of risk. Before investing in our Ordinary Shares, you should carefully consider the risk factors set forth below and those described under “Risk Factors” in the documents incorporated by reference herein, including in our most recent Annual Report on Form 20-F filed with the SEC, together with the other information included in this prospectus and incorporated by reference herein from our filings with the SEC. If any of such risks or uncertainties occurs, our business, financial condition, and operating results could be materially and adversely affected. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may materially and adversely affect our business operations. As a result, the trading price of our Ordinary Shares could decline and you could lose all or a part of your investment.

Risks Related to the Offering

Sales by the Selling Shareholders of the Ordinary Shares covered by this prospectus could adversely affect the trading price of our Ordinary Shares.

We are registering for resale up to 9,570,708 Ordinary Shares and up to 1,293,892 Ordinary Shares issuable upon exercise of outstanding warrants, which together represent approximately 18.3 % of our outstanding Ordinary Shares, on a fully-diluted basis. The resale of all or a substantial portion of the Ordinary Shares registered hereby in the public market, or the perception that these sales might occur, could cause the market price of our Ordinary Shares to decrease and may make it more difficult for us to sell Ordinary Shares in the future at a time and upon terms that we deem appropriate.

We do not intend to pay any dividends on our Ordinary Shares at this time.

We have not paid any cash dividends on our Ordinary Shares to date. The payment of cash dividends on our Ordinary Shares in the future will be dependent upon our revenue and earnings, if any, capital requirements, and general financial condition, as well as the limitations on dividends and distributions that exist under the laws and regulations of Australia, and will be within the discretion of our board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends on our Ordinary Shares in the foreseeable future. As a result, any gain you will realize on our Ordinary Shares (including Ordinary Shares obtained upon exercise of our warrants) will result solely from the appreciation of such shares.

We may issue additional securities in the future, which may result in dilution to our shareholders.

As of June 18 , 2019, we had 31,286,368 Ordinary Shares subject to outstanding warrants, including 1,293,892 Ordinary Shares underlying warrants registered hereby , and 2,968,433 Ordinary Shares subject to outstanding convertible promissory notes (assuming all outstanding principal and interest thereon through such date is converted at the initial conversion price of $0.90 per share, without regard to any limitations on such conversion) . In addition, we are not restricted from issuing additional Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares. Because we may need to raise additional capital in the future to operate and/or expand our business, we may conduct additional equity offerings. To the extent our outstanding options and warrants are exercised or we conduct additional equity offerings, additional Ordinary Shares will be issued, which may result in dilution to our shareholders. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Ordinary Shares.

Nasdaq may delist our Ordinary Shares from quotation on its exchange, which could limit investors’ ability to sell and purchase our securities and subject us to additional trading restrictions.

Our Ordinary Shares are currently listed on the Nasdaq Capital Market under the trading symbol “NAKD.” However, on February 5, 2019, we received a notice from the Listing Qualifications Department of Nasdaq stating that, for the last 30 consecutive business days, the closing bid price for our Ordinary Shares had been below the minimum of US$1.00 per share required for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). We will be afforded 180 calendar days (until August 5, 2019) to regain compliance with the minimum bid price requirement. In order to regain compliance, the bid price for our Ordinary Shares must close at US$1.00 per share or more for a minimum of ten consecutive business days. The notification letter also states that in the event we do not regain compliance within the 180 day period, we will be eligible for additional time if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and notify Nasdaq of our intention to cure the deficiency during such second compliance period, including by effecting a reverse stock split, if necessary. There can be no assurance that we will regain compliance with the minimum bid price requirement within the allotted period, or that we will be able to maintain compliance with the other continued listing requirements under the Nasdaq Listing Rules.

8

If our Ordinary Shares are not listed on Nasdaq at any time after this offering, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity;

●	a determination that our Ordinary Shares are a “penny stock” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Ordinary Shares ;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

As a foreign private issuer, we are permitted and expect to follow certain home country corporate governance practices (in our case Australian) in lieu of certain Nasdaq requirements applicable to domestic issuers and we are permitted to file less information with the SEC than a company that is not a foreign private issuer. This may afford less protection to holders of our securities.

As a foreign private issuer under the Exchange Act, Nasdaq allows us to follow home country governance practices (in our case Australian) in lieu of the otherwise applicable Nasdaq corporate governance requirements. In accordance with this exception, we follow Australian corporate governance practices in lieu of certain of the Nasdaq corporate governance standards, as more fully described in our Annual Report on Form 20-F for the fiscal year ended January 31, 2019, which is incorporated herein by reference. See “Where You Can Find Additional Information.” In particular, we will follow Australian law and corporate governance practices with respect to the composition of our board and quorum requirements applicable to shareholder meetings. These differences may result in a board that is more difficult to remove as well as less shareholder approvals required generally. We will also follow Australian law instead of the Nasdaq requirement to obtain shareholder approval prior to the issuance of securities in connection with a change of control, certain acquisitions, private placements of securities, or the establishment or amendment of certain stock option, purchase, or other equity compensation plans or arrangements. These differences may result in less shareholder oversight and requisite approvals for certain acquisition or financing related decisions or for certain company compensation related decisions. The Australian home country practices described above may afford less protection to holders of our securities than that provided under the Nasdaq Listing Rules.

9

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about our:

●	ability to achieve profitability;

●	expectations regarding industry trends and the size and growth rates of addressable markets;

●	reliance on third parties for production and distribution;

●	our business plan and growth strategies, including plans for expansion to new markets and new products;

●	expectations for seasonal trends;

●	results of operations;

●	ability to manage growth;

●	ability to complete strategic acquisitions;

●	ability to minimize our production and distribution costs by utilizing funding sources provided by others;

●	regulatory or operational risks;

●	success in retaining or recruiting, or changes required in, our officers, key employees, or directors;

●	capital structure;

●	ability to obtain additional financing when and if needed;

●	liquidity and trading of our securities; and

●	status as an emerging growth company under the JOBS Act.

The forward-looking statements contained in this prospectus are based on current expectations, assumptions, and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been assumed or anticipated. These forward-looking statements are subject to a number of risks and uncertainties (some of which are beyond our control) that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those risks described from time to time in our SEC filings and those risk factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

10

USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities under this prospectus. However, we could receive up to US$4,852,095 in gross proceeds if the warrants held by three of the Selling Shareholders are exercised for cash. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization at January 31, 2019 on an historical basis and on a pro forma basis, after giving effect to the March Consultant Issuance, the March Financing Issuances, the May Note Issuance, the May Share Issuance and the May Debt Exchange. The information presented in the capitalization table below is unaudited.

	Historical		Pro Forma
As at January 31, 2019	NZ$ ‘000	US$ ‘000 (5)	NZ$ ‘000	US$ ‘000 (5)
Borrowings(1)(2)	20,967	14,467	23,767	16,417
Share Capital(1)(3)	134,183	92,586	145,895	100,536
Fair Value of Warrants(4)	-	-	4,348	3,000
Accumulated Losses	(121,651)	(83,939)	(121,651)	(83,939)
Reserves	(2,013)	(1,389)	(2,013)	(1,389)
Total Capitalization	31,486	21,725	50,346	34,625

(1)	Reflects the following:

a.	NZ$1.25 million/US$0.85 million related to the issue of 2,119,178 ordinary shares to the holder of one of the outstanding promissory notes in the amount of $847,671 at US$0.40 per share.

b.	On the May 16, 2019, the Group issued 635,585 ordinary shares in exchange for the cancellation of a NZ$0.3 million/US$0.2 million debt held by a shareholder.

(2)	Reflects the completion, on May 13, 2019, of a private placement of a secured convertible promissory note for a purchase price of NZ$4.35 million/US$3 million. The note accrues interest at 10% per annum and matures on November 13, 2020.

(3)	Reflects the following:

a.	NZ$6.60 million/US$4.50 million related to the issue of 11,248,415 ordinary shares to trade creditors in satisfaction of trade payables due to them, at an effective per share price of US$0.40.

b.	NZ$1.69 million/US$1.15 million related to the issue of 4,510,588 ordinary shares to investors in a private placement at a share price of US$0.255.

c.	NZ$4.05 million/US$2.75 million relating to the issue to certain accredited investors of 10,784,313 ordinary shares at an agreed per share price of US$0.255, except that, to the extent an investor would beneficially own more than 9.9% of our outstanding ordinary shares after the closing, we agreed to issue the investor “pre-funded” warrants in lieu of such shares. Each investor also received an “investment” warrant to purchase 100% of the number of ordinary shares for which it had agreed to subscribe. As a result, we issued 3,914,846 ordinary shares, “pre-funded” warrants to purchase 6,869,467 ordinary shares and “investment” warrants to purchase 10,784,313 ordinary shares to the investors at the closing.

d.	The closing, on May 14, 2019, on a NZ$2.17 million/US$1.5million share issuance of 6,000,000 shares to investors in a private placement at a share price of US$0.25. The investor also received a warrant to purchase 1,000,000 ordinary shares.

(4)	Capitalization is adjusted by NZ$4.348 million/US$3million to recognize a derivative liability in relation to the issue of 31,286,368 warrants at $0.27 per warrant on June 18, 2019.

(5)	I0n this prospectus certain New Zealand dollar amounts have been translated into United States dollars at the rate of NZ$1 = USD$0.69. Such translations should not be construed as representations that the New Zealand dollar amounts represent, or have been or could be converted into, United States dollars at that or any other rate

You should read this table in conjunction with our consolidated financial statements as at and for the year ended January 31, 2019, which are incorporated by reference in this prospectus.

11

SELLING SHAREHOLDERS

The Selling Shareholders may from time to time offer and sell any or all of our securities set forth below pursuant to this prospectus. When we refer to “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold any of the Selling Shareholders’ interests in our securities other than through a public sale.

The Selling Shareholders acquired the Ordinary Shares offered hereby (or the warrants pursuant to which the Ordinary Shares offered hereby are issuable) as described in “Prospectus Summary – Background of the Offering” above.

We have registered the resale of the securities included in this prospectus in order to permit such Selling Shareholders to offer the shares for resale from time to time. In accordance with the Registration Rights Agreement, this prospectus covers the resale of (i) the Ordinary Shares held by the Selling Shareholders and (ii) the maximum number of Ordinary Shares issuable upon exercise of the warrants held by three of the Selling Shareholders. Because the Ordinary Shares issuable upon the exercise of our warrants are subject to adjustments under certain circumstances and permit, in certain circumstances, “cashless” exercise, the number of shares that will actually be issuable upon any exercise thereof may be more or less than the number of shares being offered by this prospectus.

The following table sets forth, as of the date of this prospectus:

●	the name of each Selling Shareholder for whom we are registering Ordinary Shares;

●	the number of Ordinary Shares beneficially owned by the Selling Shareholders prior to the offering;

●	the number of outstanding Ordinary Shares, the number of Ordinary Shares underlying warrants, and the total number of Ordinary Shares offered for resale to the public by each Selling Shareholder; and

●	the number of Ordinary Shares and the percentage of Ordinary Shares to be beneficially owned by each Selling Shareholder after the offering (assuming all of the Ordinary Shares are sold by such Selling Shareholder).

This table is prepared solely based on information supplied to us by the listed Selling Shareholders and any Schedules 13D or 13G filed by the Selling Shareholders with the SEC, and assumes the sale of all of the securities offered hereby. The Selling Shareholders may sell all, some or none of their shares in this offering. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus. The Selling Shareholders identified in the table below may have sold, transferred or otherwise disposed of some or all of their shares since the date of this prospectus in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Shareholders may change from time to time and, if necessary and required, we will amend or supplement this prospectus accordingly.

12

	Prior to the Offering	Offered Hereby			After the Offering(2)
Shareholder (1)	Ordinary Shares Beneficially Owned	Ordinary Shares	Ordinary Shares Underlying Warrants	Total Ordinary Shares	Ordinary Shares Beneficially Owned	Beneficial Ownership Percentage

Samantha Sin Man Chong (4)	111,394	111,394	-	111,394	-	0.0%
Andrew Stranberg (5)	94,808	94,808	-	94,808	-	0.0%
Bridgecorp Consolidated Holdings Pty Ltd (6)	191,953	191,953	-	191,953	-	0.0%
SBL Holdings Ltd (7)	853,686	484,176	-	484,176	369,510	*
Paul Vassilakos (3)(8)	185,000	61,944	-	61,944	123,056	*
William Gibson (9)	113,284	56,642	-	56,642	56,642	*
Summit Reliance International Ltd (10)	945,026	571,559		571,559	373,467	*
True Aim Ltd (11)	1,949,853	536,551		536,551	1,413,302	2.3%
High Standard Ltd (12)	1,400,812	255,246		255,246	1,145,566	1.9%
Tryast Management Limited (13)	253,351	253,351		253,351	-	0.0%
Novo General Trading FZE (14)	569,807	405,361		405,361	164,446	*
Daniel Raymond Fields (15)	945,480	380,348		380,348	565,132	*
Enares Pty Ltd (16)	5,870,099	1,019,010		1,019,010	4,851,089	7.7%
TGO Pty Ltd (17)	3,766,795	416,782		416,782	3,350,013	5.3%
AEE Acquisitions Holdings LLC (18)	165,747	117,675		117,675	48,072	*
Alpha Capital Anstalt (19)	287,894	204,395		204,395	83,499	*
Carlos Farjallah (20)	40,537	40,537		40,537	-	0.0%
Ivory Castle Limited (21)	1,143,751	355,907		355,907	787,844	1.3%
Van Zyl Tripp Pty Limited (22)	1,169,395	275,081		275,081	894,314	1.5%
Kim Bottger (23)	30,403	30,403		30,403	-	0.0%
Viya Mikitas (24)	50,898	50,898		50,898	-	0.0%
Fields Family Trust (25)	167,943	135,121		135,121	32,822	*
Brad Pettersson (26)	218,895	218,895		218,895	-	0.0%
Armistice Capital Master Fund Ltd. (27)	4,800,000	-	800,000	800,000	4,000,000	6.4%
Maso Capital Investments Limited (28)	1,273,201	475,467		475,467	797,734	1.3%
Blackwell Partners LLC - Series A (28)	1,769,840	661,200		661,200	1,108,640	1.8%
Star V Partners LLC (28)	411,079	196,667		196,667	214,412	*
Gurravembi Investments Pty Ltd (29)	984,315	133,334		133,334	850,981	1.4%
AKR Investments Limited (30)	1,084,314	200,000		200,000	884,314	1.4%
Seyed Karim Paul Salamatian (31)	80,001	53,334		53,334	26,667	*
Real Charm Group Ltd (32)	128,803	85,867		85,867	42,936	*
Linrik Investment Limited(33)	137,901	137,901		137,901	-	0.0%
Phoenix Capital Limited(34)	1,354,627	304,021		304,021	1,050,606	1.7%
World Wide Holdings LLC (35)	179,186	29,186		29,186	150,000	*
Letters Capital Madison Avenue Equity LLC(36)	881,580	614,913	266,667	881,580	-	0.0%
NAKD Opportunity SPV LLC(37)	757,483	303,033	227,225	530,258	227,225	*
Jake Christopher Clifford Millar(38)	3,406	3,406	-	3,406	-	0.0%
DCM Capital Investment(39)	20,800	20,800	-	20,800	-	0.0%
Don Stanway(40)	83,542	83,542	-	83,542	-	0.0%

13

* Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals and entities is Naked Brand Group Limited, c/o Bendon Limited, Building 7C, Huntley Street, Alexandria NSW 2015, Australia

(2)	Based on 59,487,636 Ordinary Shares outstanding as of June 18 , 2019, and assuming that the warrants to purchase Ordinary Shares offered hereby are exercised, but no other outstanding warrants or options are exercised.

(3)	Paul Vassilakos served as a consultant of ours from October 2016 to June 2018.

(4)	The business address of this person is 4 Shek O Headland Road – Ste 1, Shek O, Hong Kong.

(5)	The business address of this person is 2345 Lake Avenue, Miami Beach, Florida 33140.

(6)	The business address of this entity is Tower One, International Towers, 100 Bangaroo Avenue, Sydney NSW 2000, Australia. Matthew Pethybridge has voting and dispositive power over the shares held by this entity.

(7)	The business address of this entity is 26 Ti Point Rd, Leigh 0985, New Zealand. Timothy Connell has voting and dispositive power over the shares held by this entity.

(8)	The business address of this person is 225 5th Avenue, Apt. 9H, New York, New York 10010.

(9)	The business address of this person is 25A Neal St, Covent Garden, London WC2H9PR.

(10)	The business address of this entity is Unit 701, 7th Floor, Far East Consortium Building, 113-125 DecVoeux Road, Central. Andy Fong has voting and dispositive power over the shares held by this entity. The number of Ordinary Shares Beneficially Owned reflects the position prior to the intended cancellation of shares described above.

(11)	The business address of this entity is Room 3D – 3rd Floor Mega Cube, 8 Wang Kwong Rd, Kowloon Bay. W.Y. Fong has voting and dispositive power over the shares held by this entity. The number of Ordinary Shares Beneficially Owned reflects the position prior to the intended cancellation of shares described above.

(12)	The business address of this entity is Unit B, 2nd Floor, Cheung Hing Industrial Building, 12P Smithfield Road, Kennedy Town. Kenneth Li has voting and dispositive power over the shares held by this entity. The number of Ordinary Shares Beneficially Owned reflects the position prior to the intended cancellation of shares described above.

(13)	The business address of this entity is 19 Waterfront Drive, Road Town, VG1110 Tortola, British Virgin Islands. Markos Kashiouris has voting and dispositive power over the shares held by this entity.

(14)	The business address of this entity is 2705 API Trio Towers, Al Barsha 1, Sheikh Zayed Road, Dubai, UAE. Venu Raman Kumar has voting and dispositive power over the shares held by this entity.

(15)	The business address of this person is 17 Somerset Square, London W14 8EE, UK.

(16)	The business address of this entity is PO Box 491, Drummoyne, NSW 1490. Neil Raymond Sutton has voting and dispositive power over the shares held by this entity.

(17)	The business address of this entity is 15 Kia-Ora Lane, Kangaloon, NSW, 2576, Australia. This entity is the trustee of the Onisforou Investment Trust. Theodore Gregory Onisforou has voting and dispositive power over the shares held by this entity.

14

(18)	The business address of this entity is 500 East Broward Blvd., Suite 2400, Fort Lauderdale, Florida 33301. William C. Morro is the Manager of this entity and has voting and dispositive power over the shares held by this entity.

(19)	The business address of this entity is 110 East Broward Blvd., #1900, Fort Lauderdale, Florida 33301. Konrad Ackermann has voting and dispositive power over the shares held by this entity.

(20)	The business address of this person is c/o Missy Martin, Roche Surety and Casualty, 4017 N. Himes Avenue, Tampa, Florida 33607.

(21)	The business address of this entity is Room 1901, 19F, 33 Hysan Ave, Causeway Bay, Hong Kong. Mr. Cheung Chi Ho has voting and dispositive power over the shares held by this entity.

(22)	The business address of this entity is 118 Booralie Road, Duffys Foresst NSW 2084, Australia. This entity is controlled by its directors, Simon Charles Tripp and Brenda Iris Tripp. Accordingly, such individuals have voting and dispositive power over the shares held by this entity.

(23)	The business address of this person is c/o Qapartments, Fuglevangsvej 11-13, 1962 Frederiksberg, Denmark.

(24)	The business address of this person is 18 College Road, St. Johns, Auckland 1072.

(25)	The business address of this entity is 14810 Clara St, Los Gatos, California 95032. Renee Fields and Edward Fields are the trustees of this entity and have voting and dispositive power over the shares held by this entity.

(26)	The business address of this person is c/o Bendon, 8 Airpark Drive, Mangere, Auckland 2022, New Zealand.

(27)	The business address of this entity is 510 Madison Avenue, 22nd Floor, New York, New York 10022. Armistice Capital, LLC is the investment manager of this entity. Steven Boyd is the managing member of Armistice Capital, LLC. Both share voting and dispositive power over the shares held by this entity. The beneficial ownership of this entity reflects limitations on exercise contained in the warrants held by this entity, which provide that the warrants may not be exercised to the extent the entity would own more than 9.9% of our outstanding Ordinary Shares.

(28)	The business address of each of these entities is 8/F Printing House, 6 Duddell Street. Maso Capital Partners Limited manages each of these entities. Manoj Jain and Sohit Khurana control Maso Capital Partners Limited and accordingly have voting and dispositive power over the shares held by these entities.

(29)	The business address of this entity is 107 Anthony Street, Ascot. QLD 4007. Michael Buys has voting and dispositive power over the shares held by this entity.

(30)	The business address of this entity is Apt. 7B, Cameron House, 40 Magazine Gap Road, The Peak, Hong Kong. Andrew Kenneth Rennie manages this entity and has voting and dispositive power over the shares held by this entity.

(31)	The business address of this person is 5341 Parker Avenue, Victoria, British Colombia V8Y 2N1.

(32)	The business address of this entity is Unit D, 5th Floor Charmhill Centre, 50 Hillwood Road, Tsim Sha Tsui. Adrian Yau has voting and dispositive power over the shares held by this entity.

(33)	The business address of this entity is c/o Amicorp BVI, PO Box 2416, Road Town, Tortola, British Virgin Islands. Peter Rading is the ultimate beneficial owner of the shares held by this entity and has voting and dispositive power over the shares held by this entity.

15

(34)	The business address of this entity is c/o Cim Corporate Services Ltd, Les Cascades Building, Edith Cavell Street, Port Louis. Syed Ali Abbas and Shaurya Doval have voting and dispositive power over the shares held by this entity.

(35)	The business address of this entity is 360 East 88th Street, Unit 2A, New York, New York 10128. Jeffrey Auerbach manages this entity and has voting and dispositive power over the shares held by this entity.

(36)	The business address of this entity is c/o PHS Corporate Services, Inc., 1313 N. Market Street, Suite 5100, Wilmington, Delaware 19801. Faidon Triantafyllidis has voting and dispositive power over the shares held by this entity.

(37)	The business address of this entity is 111 East 26th Street, Apt A6, New York, New York 10010. Timothy David Bemer has voting and dispositive power over the shares held by this entity.

(38)	The business address of this person is Studio 3.20, 91 St George’s Bay Road, Parnell, Auckland 1052, New Zealand.

(39)	The business address of this entity is Suite 1, Level 12, 53 Martin Place, Sydney 2000, Australia. John Marshall and Gail Marshall have voting and dispositive power over the shares held by this entity.

(40)	The business address of this person is 87 Old Mill Rd, Westmere, Auckland 1022, New Zealand.

Other than as described in this prospectus, the Selling Shareholders have not within the past three years had any position, office, or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities. None of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer.

16

PLAN OF DISTRIBUTION

We are registering the securities held by the Selling Shareholders covered by this prospectus to permit the resale of those securities from time to time after the date of this prospectus.

The Selling Shareholders, which as used herein includes the pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold any of the Selling Shareholders’ interests in our securities other than through a public sale, may, from time to time, sell, transfer, or otherwise dispose of any or all of their securities or interests in such securities on any stock exchange, market, or trading facility on which the securities are traded, or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of the securities or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the subscriber of securities, from the subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440, and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of our securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

17

The Selling Shareholders and any underwriters, broker-dealers, or agents that participate in the sale of the securities or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company will pay the fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify certain of the Selling Shareholders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 or any other rule of similar effect, or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 or any other rule of similar effect.

The securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the Selling Shareholders or any other person.

We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our Ordinary Shares are registered under the Exchange Act and trade on Nasdaq under the symbol “NAKD”. Our warrants are not currently registered under the Exchange Act and there has been no public market for our warrants. We do not intend to register our warrants under the Exchange Act.

Our Ordinary Shares are issued in registered form. The transfer agent for our Ordinary Shares is Continental Stock Transfer & Trust Company.

18

EXPENSES

The following table sets forth the costs and expenses payable by us in connection with registering the Ordinary Shares that may be sold by selling stockholders under this prospectus. All amounts listed below are estimates except the SEC registration fee.

Itemized expense	Amount
SEC registration fee	$9,802
Legal fees and expenses	$10,000
Accounting fees and expenses	$15,000
Transfer agent and registrar fees	$5,000
Miscellaneous	$5,000
Total	$44,802

LEGAL MATTERS

Graubard Miller, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act. HWL Ebsworth Lawyers, Syndey, Australia, will pass upon the validity of the Ordinary Shares offered in this prospectus and on matters of Australia law.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended January 31, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Naked Brand Group’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are an Australian company and our executive offices are located outside of the United States. Certain of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of Australia would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, as amended on Form F-3, with respect to the Ordinary Shares offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC are available without charge on the website maintained by the SEC at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and we file periodic reports , including Annual Reports on Form 20-F, and other information , including reports on Form 6-K, with the SEC. These periodic reports and other information are available on the website of the SEC referred to above. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under Nasdaq rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

19

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference our documents listed below:

●	our Annual Report on Form 20-F filed with the SEC on June 14, 2019;

●	our reports on Form 6-K filed with the SEC on February 11, 2019, February 15, 2019, March 28, 2019, April 3, 2019, May 17, 2019 and June 14, 2019; and

●	the description of our Ordinary Shares contained in our registration statement on Form 8-A (No. 001-38544) filed with the SEC pursuant to Section 12(b) of the Exchange Act.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain subsequent reports on Form 6-K that we furnish to the SEC (if such Form 6-K states that it is incorporated by reference into this prospectus) after the effectiveness of the registration statement of which this prospectus forms a part, until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In addition, we are incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain subsequent reports on Form 6-K that we furnish to the SEC (if such Form 6-K states that it is incorporated by reference into this prospectus) after the initial filing of the registration statement, until the effectiveness of the registration statement.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC and incorporated by reference herein will automatically update and supersede the information contained in this prospectus and in any document previously incorporated by reference in this prospectus.

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. Requests for such documents should be made to Naked Brand Group Limited, Attn: Mr. Justin Davis-Rice, c/o Bendon Limited, Building 7B, Huntley Street, Alexandria, NSW 2015, Australia. Such documents may also be accessed free of charge on our website at www.bendon.com.

20

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

We must indemnify current and past directors and other executive officers of the Company on a full indemnity basis and to the fullest extent permitted by law against all liabilities incurred by the director or officer as a result of their holding office in the Company or a related body corporate.

We may also, to the extent permitted by law, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each director and officer against any liability incurred by the director or officer as a result of their holding office in the Company or a related body corporate.

Under the Corporations Act, a company or a related body corporate must not indemnify a person against any liabilities incurred as an officer or auditor of the company if it is a liability:

(a)	owed to the company or a related body corporate;

(b)	for a pecuniary penalty or compensation order made in accordance with the Corporations Act; or

(c)	that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.

In addition, a company or related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer or auditor of the company if the costs are incurred in:

(a)	defending or resisting proceedings in which the person is found to have a liability of the type described above;

(b)	in defending or resisting criminal proceedings in which the person is found guilty;

(c)	in defending or resisting proceedings brought by the Australian corporate regulator or a liquidator for a court order if the grounds for making the order are found to have been established; or

(d)	in connection with proceedings for relief to the person under the Corporations Act in which the Court denies the relief.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits.

The exhibits filed herewith or incorporated by reference herein are listed in the Exhibit Index below.

Item 10. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

II-1

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to the date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sydney , Australia, on the 20th day of June, 2019.

NAKED BRAND GROUP LIMITED

By:	/s/ Justin Davis-Rice
Justin Davis-Rice
Executive Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Justin Davis-Rice	Executive Chairman (Principal	June 20 , 2019
Justin Davis-Rice	executive officer), and Director

/s/ Howard Herman	Chief Financial Officer (Principal	June 20 , 2019
Howard Herman	financial and accounting officer)

*	Director	June 20 , 2019
Paul Hayes

*	Director	June 20 , 2019
Andrew Shape

*By:	/s/ Justin Davis-Rice	June 20 , 2019
Justin Davis-Rice, Attorney-In Fact

Authorized Representative in the United States

GRAUBARD MILLER

By:	/s/ Jeffrey M. Gallant
Name:	Jeffrey M. Gallant
Title:	Partner
Date:	June 20 , 2019

II-3

EXHIBIT INDEX

Exhibit No.	Description

3.1	Constitution of Naked Brand Group Limited (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form F-4/A, File No. 333-223786, filed with the SEC on April 11, 2018).

4.1	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 filed with the Company’s Registration Statement on Form F-4/A, File No. 333-223786, filed with the SEC on April 11, 2018).

5.1	Opinion of HWL Ebsworth Lawyers.

23.1	Consent of PricewaterhouseCoopers.

23.2	Consent of HWL Ebsworth Lawyers (included in Exhibit 5.1).

24.1	Power of attorney (included on signature page of initial filing).

II-4